FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

         This First Amendment (the "First Amendment") to the Amended and Restated Rights Agreement dated as of November 5, 1996, between MicroAge, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company amends that certain Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") dated September 28, 1994.

         WHEREAS, on September 3, 1996, the Board of Directors approved the appointment of American Stock Transfer and Trust Company (the "Rights Agent") to serve as successor rights agent to First Interstate Bank of California; and

         WHEREAS,  pursuant  to Section 27, the Company has decided to amend the
provisions  of  the  Amended  and  Restated  Rights   Agreement   regarding  the
qualifications of successor rights agents;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1.        Amendments to Amended and Restated Rights Agreement.
                           ----------------------------------------------------

         The Amended and Restated Rights Agreement is hereby amended as follows:

         A. Section 21 of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows:

         "Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. After appointment, any successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred 1
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         Shares,  and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

         Section 2.        Effectiveness.
                           --------------

         This First Amendment will become effective as of September 3, 1996.

         Section 3.        Miscellaneous.
                           --------------

         A.       Full Force and Effect.

         Except as expressly provided in this First Amendment, the Amended and Restated Rights Agreement will remain unchanged and in full force and effect.

         B.       Counterparts.

                  This First Amendment may be executed in any number of counterparts, all of which taken together will constitute One and the same instrument, and any of the parties hereto may execute this First Amendment by signing any such counterpart.

         C.       Arizona Law.

                  It is the intention of the parties that the laws of Arizona will govern the validity of this First Amendment, the construction of its terms, and the interpretation of the rights and duties of the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

ATTEST:                                             MICROAGE, INC.


By:/s/ Barbara Baker                       /s/ Jeffrey D. McKeever
---------------------------------          -------------------------------------
Title:___________________________          By: Jeffrey D. McKeever
                                                 Its: Chairman and Chief
                                                      Executive Officer

ATTEST:                                             AMERICAN STOCK TRANSFER AND
                                                    TRUST COMPANY


By:/s/ Susan Silber                        /s/ Herbert J. Lemmer
---------------------------------          -------------------------------------
Title:___________________________          By: Herbert J. Lemmer
                                               ---------------------------------
                                           Its: Vice President
                                               ---------------------------------
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